                                                                     EXHIBIT 5.1

                     [Letterhead of Andrews & Kurth L.L.P.]
                             [Houston, Texas 77002]


                                January 29, 1998


Board of Directors
BJ Services Company
5500 Northwest Central Drive
Houston, Texas 77092

Gentlemen:

         We have acted as special counsel to BJ Services Company, a Delaware corporation (the "Company"), in connection with the offer and sale by the Company of up to 23,987,000 shares of Common Stock, par value $0.10 per share, of the Company (the "Common Stock") and up to 9,794,000 warrants to purchase Common Stock of the Company (the "Warrants"). As used herein, the term "Shares" includes the shares of Common Stock subject to issuance upon exercise of the Warrants and the associated preferred share purchase rights issuable pursuant to the Company's Amended and Restated Rights Agreement dated as of September 26, 1996, as amended as of March 31, 1997. This opinion is being delivered in connection with Post-Effective Amendment No. 3 to the Company's Registration Statement on Form S-3 (the "Registration Statement") relating to registration of the offering and sale of the Shares and the Warrants under the Securities Act of 1933, as amended. The number of Shares to be issued pursuant to the Registration Statement gives effect to a stock dividend payable on February 20, 1998, to the Company's stockholders of record as of January 30, 1998. The Shares and Warrants are being offered to certain holders of common stock of The Western Company of North America ("Western") in connection with the merger of Western into the Company and the acquisition of all of the outstanding shares of common stock of Western by the Company pursuant to the Agreement and Plan of Merger dated November 17,1994, as amended, between the Company, WCNA Acquisition Corp. and Western (the "Merger Agreement").

         As the basis for the opinion hereinafter expressed, we have examined such statutes, regulations, corporate records and documents, certificates of corporate and public officials and other instruments as we have deemed necessary or advisable for the purposes of this opinion. In such examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

         Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that the Shares and the Warrants to be issued by the Company to certain stockholders of Western as described in the Merger Agreement, and the Shares that will be subject to issuance upon exercise of the Warrants, have been validly authorized. The Shares and Warrants will be validly issued, fully paid and non-assessable (i) in the case of Shares and Warrants to be issued upon consummation of the Merger, upon delivery of such Shares and Warrants and payment of consideration in accordance with the Merger Agreement and (ii) in the case of Shares subject to issuance upon exercise of the Warrants, upon delivery of such Shares and payment of the exercise price in accordance with the Warrant Agreement.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Opinions" in the Registration Statement.


                           Very truly yours,

                           ANDREWS & KURTH L.L.P.

                                     -24-